Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Matthew P. Forrester
President/CEO
(812) 273-4949

Madison, IN –	Tuesday, January 26, 2016

River Valley Bancorp Announces Shareholder Approval of Merger with
German American Bancorp, Inc.

River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”) (the “Company”), the parent company of River Valley Financial Bank (the “Bank”), announced that at its special meeting of shareholders held today, the shareholders of the Company approved the Agreement and Plan of Reorganization among the Company, the Bank, German American Bancorp, Inc. (“GAB”) (NASDAQ Global Select Market, Symbol “GABC”), and German American Bancorp pursuant to which the Company will merge (the “Merger”) with and into GAB.  The Agreement and Plan of Reorganization also provides that the Bank will be merged into German American Bancorp, GAB’s bank subsidiary.
As previously announced, under the terms of the Agreement and Plan of Reorganization with GAB, shareholders of the Company will receive .77 shares of GAB common stock and $9.90 in cash for each share of Company common stock. The cash consideration is subject to adjustment (calculated prior to closing) in the event book value of the Company, as adjusted to reflect merger-related expenses, is below $53,250,000 on the day prior to the closing, assuming the closing occurs before March 1, 2016, or below $53,883,000 if the closing occurs no earlier than March 1, 2016. Both the Federal Deposit Insurance Corporation and the Indiana Department of Financial Institutions have approved the mergers. The receipt of a waiver of any need to file an application with the Board of Governors of the Federal Reserve System is pending.  The Company expects the mergers to be completed in the first quarter of 2016, subject to the receipt of the necessary waiver and the satisfaction of customary closing conditions contained in the merger agreement.
The shareholders of the Company also approved an amendment to the Company’s articles of incorporation deleting Article 11 and approved the merger-related compensation paid to certain executive officers of the Company.
About River Valley Bancorp
The Company, based in Madison, Indiana, operates 14 full service banking offices through its wholly owned subsidiary, River Valley Financial Bank, with retail banking offices in Madison, Hanover, Charlestown, Sellersburg, Floyds Knobs, New Albany, Dupont, North Vernon, Seymour, Osgood, and Jeffersonville, Indiana and in Carrollton, Kentucky. At September 30, 2015, the Company reported total assets of approximately $514 million, total loans of approximately $330 million, and total deposits of approximately $401 million.

Forward-Looking Statements
This press release contains forward‐looking statements made pursuant to the safe‐harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward‐looking statements can often, but not always, be identified by the use of words like “believe,” “continue,” “pattern,” “estimate,” “project,” “intend,” “anticipate,” “expect” and similar expressions or future or conditional verbs such as “will,” ”would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. These forward‐looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed Merger between GAB and the Company, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger, and other statements of GAB’s goals, intentions and expectations; statements regarding GAB’s business plan and growth strategies; statements regarding the asset quality of GAB’s loan and investment portfolios; and estimates of GAB’s risks and future costs and benefits, whether with respect to the Merger or otherwise.
These forward‐looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward‐looking statements, including, among other things: the risk that the businesses of GAB and the Company will not be integrated successfully or such integration may be more difficult, time‐consuming or costly than expected; expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the Merger; the ability to complete the Merger on the expected timeframe; the costs and effects of litigation and the possible unexpected or adverse outcomes of such litigation; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; the ability of GAB to complete integration and attract new customers; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the creditworthiness of customers and the possible impairment of collectability of loans; fluctuations in market rates of interest; competitive factors in the banking industry; changes in the banking legislation or regulatory requirements of federal and state agencies applicable to bank holding companies and banks like GAB’s affiliate bank; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; changes in market, economic, operational, liquidity, credit and interest rate risks associated with GAB’s business; and other risks and factors identified in each of GAB’s and the Company’s filings with the Securities and Exchange Commission. Neither GAB nor the Company undertakes any obligation to update any forward‐looking statement, whether written or oral, relating to the matters discussed in this press release. In addition, GAB’s and the Company’s past results of operations do not necessarily indicate either of their anticipated future results, whether the Merger is effectuated or not.